UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 12, 2007
PACKETEER, INC.
(Exact name of Registrant as specified in its charter)

DELAWARE	000-26785	77-0420107

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
10201 NORTH DE ANZA BLVD.
CUPERTINO, CALIFORNIA 95014
(Address of principal executive offices)
Registrant’s telephone number, including area code: (408) 873-4400
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Compensatory Arrangements of Certain Officers
On December 12, 2007, the Compensation Committee of the Board of Directors of the Company (the “Committee”) approved the terms of the Company’s 2008 cash compensation for its executive officers other than the Company’s Chief Executive Officer.
For all but three of the Company’s executive officers, base salaries for 2008 are unchanged from the prior year. Base salary increases for the remaining executive officers for 2008 range from 2.3 percent to 5.9 percent over the prior year.
With respect to annual bonus, as in prior years each executive officer has been assigned a 2008 target incentive rate which is expressed as a percentage of the officer’s annual base salary. The cash bonuses will be awarded on the basis of the Company’s performance by comparing its actual revenue and operating income results against revenue and operating income goals established semi-annually by the Board of Directors for the first and second half of the year. If earned, bonuses will be paid semi-annually and will be based upon the assigned target incentive amount for the applicable six-month period. The target incentive amount for each such period will be equal to one-half of the officer’s annual base salary multiplied by the 2008 target incentive rate. The bonus actually earned for each semi-annual period will be adjusted upward or downward based on the Company’s actual revenue and operating income performance in comparison to a revenue goal and operating income goal. For all but one of the Company’s 2007 executive officers, target incentive rates for 2008 are unchanged from the prior year. The 2008 target incentive rate for David Yntema, the Company’s Chief Financial Officer, increased by ten percentage points over his 2007 target incentive rate.
SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: December 18, 2007

Packeteer, Inc.
By:	/s/ David C. Yntema
	Name:	David C. Yntema
	Title:	Chief Financial Officer and Secretary